As filed with the Securities and Exchange Commission on December 18, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

METROCALL HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1215634 (I.R.S. Employer Identification Number)

6677 Richmond Highway
Alexandria, VA 22306
(703) 660-6677
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Vincent D. Kelly
Chief Executive Officer
METROCALL HOLDINGS, INC.
6677 Richmond Highway
Alexandria, VA 22306
(703) 660-6677
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
André Weiss, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
(212) 756-2000
Fax: (212) 593-5955

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	625,000 shares	$74.75	$46,718,750	$3,779.55

(1)     In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminable number of additional shares of Common Stock as may become issuable upon the exercise of warrants covered by this Registration Statement to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)     The price of $ 74.75 per share, which was the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq SmallCap Market on December 17, 2003, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOTE SELL THESE SECURITIES UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

(Subject to Completion, dated December 18, 2003)

625,000 Shares

[METROCALL LOGO]

METROCALL HOLDINGS, INC.

Common Stock

     This prospectus relates to the public offering, which is not being underwritten, of up to 625,000 shares of our Common Stock which is held by certain of our current stockholders and warrantholders. We issued these shares of our Common Stock to the selling stockholders identified in this prospectus in connection with a certain Asset Purchase Agreement, dated as of November 18, 2003 (the “Asset Purchase Agreement”), by and among the Company, Metrocall, Inc., WebLink Wireless I, L.P. (“WebLink LP”), and WebLink Wireless, Inc. (“WebLink Inc.,” together with WebLink LP, “WebLink”).

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our Common Stock is listed on the Nasdaq SmallCap Market under the symbol “MTOH.” On December 17, 2003, the closing price for our Common Stock was $73.00 per share.

     Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 3.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December [ __ ], 2003.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Metrocall Holdings, Inc. (referred to in this prospectus as “Metrocall,” the “Company” and “we”), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings (which do not include those documents identified as being “furnished” to the SEC, unless expressly incorporated by reference) made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed.

(1)	our Annual Report on Form 10-K, for the fiscal year ended December 31, 2002;
(2)	our Quarterly Report on Form 10-Q filed for the fiscal quarter ended March 31, 2003,
(3)	our Quarterly Report on Form 10Q for the fiscal quarter ended June 30, 2003,
(4)	our Quarterly Report on Form 10Q for the fiscal quarter ended September 30, 2003,
(5)	Definitive Proxy Statement dated April 7, 2003,
(6)	Definitive Proxy Statement dated August 7, 2003,
(7)	two Current Reports on Form 8-K filed on June 2, 2003,
(8)	our Current Report on Form 8-K filed on July 1, 2003,
(9)	our Current Report on Form 8-K filed on September 2, 2003,
(10)	our Current Report on Form 8-K filed on September 26, 2003,
(11)	our Current Report on Form 8-K filed on September 30, 2003,
(12)	our Current Report on Form 8-K filed on October 17, 2003,
(13)	our Current Report on Form 8-K filed on November 21, 2003,
(14)	our Current Report on Form 8-K filed on December 2, 2003, and
(15)	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 9, 2002.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Metrocall Holdings, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306
Tel.: (703) 660-6677

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares. Neither Metrocall nor any selling stockholders has authorized anyone to provide prospective investors with information different from that contained in this prospectus.

Forward-Looking Statements

     This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in “Risk Factors,” as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review the factors set forth in this prospectus under “Risk Factors” and those documents incorporated by reference.

Risk Factors

     PROSPECTIVE INVESTORS IN METROCALL SECURITIES SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IN ADDITION, THESE RISKS ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS OF WHICH WE ARE NOT PRESENTLY AWARE OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR BUSINESS COULD BE HARMED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND INVESTORS MAY LOSE ALL OR PART OF THEIR INVESTMENT.

Risks Related to Our Business and Industry

     There are various factors that could adversely affect our business, financial condition, prospects and results of operations.

Competition

     The wireless communications industry is very competitive. We compete with hundreds of companies that provide only traditional paging services on a local, regional or nationwide basis and several companies that provide advanced wireless data and messaging services using narrowband and broadband PCS services. Our traditional paging operations compete by maintaining competitive pricing on products and services, by providing a broad assortment of coverage options using our own messaging network infrastructure and through quality, reliable customer service. Furthermore, entities offering service on wireless two-way communications technology, including cellular, digital broadband PCS and narrowband PCS, and providers of specialized mobile radio and mobile satellite services, also compete with the services that Metrocall provides.

     Future technological developments in the wireless communications industry, could create new services or products that compete with Metrocall’s paging and wireless messaging services. For example, many companies providing wireless telephone service, such as digital cellular and broadband PCS, now also provide messaging services similar to our two-way narrowband PCS services. Many of these same companies also have or make spectrum available for wireless data networks. Providers of e-mail and similar services available over PDAs purchase airtime on those networks, and provide services in competition with our messaging services. Unlicensed spectrum operations (such as Wi-Fi) have increased in recent years, and in the future, such operations may be allowed even on licensed frequencies. That increased competition might result in loss of existing or future subscribers, loss of revenues and increase in expenses to stay competitive.

     Other changes in technology could lower the cost of competing services and products to a level at which Metrocall’s pricing for its services and products would cease to be competitive. We cannot assure you that we will be able to develop or introduce new services and products on a timely basis and at competitive prices, if at all, nor can we assure you that our profit margins, inventory costs and cash flows will not be adversely affected by technological developments. There can be no assurances that existing competing wireless communication technologies will not continue to adversely impact our traditional operations or that the future development of new generation technologies and products will not adversely affect our traditional and advanced wireless messaging operations.

     Several of our competitors are large diversified telecommunications companies that serve several markets. Some of these competitors possess financial, technical and other resources greater than those of Metrocall. Major wireless messaging providers that we compete with in more than one market include Arch Wireless Inc., Skytel Inc., Cingular Wireless, Verizon Wireless Messaging, LLC., and Motient Corporation.

     In addition, FCC regulation concerning auctioning of new spectrum for wireless communication services has created additional potential sources of competition. New FCC spectrum leasing rules, which become effective in January 2004 will allow entities more flexibility to lease airtime from FCC license holders, may provide us with opportunities to obtain additional spectrum for our use, or with new options to market the spectrum we already hold to potential lessees. However, these rules may also increase competition by allowing more entities to enter the wireless market.

Regulatory Changes and Compliance — Changes in the regulations that govern Metrocall’s business might make it more difficult or costly to operate its business or comply with its changes.

     From time to time, federal and state legislators propose and enact legislation that affects our business, either beneficially or adversely, such as by increasing competition or affecting the costs of operating our business. Additionally, the FCC and, to a lesser extent, state regulatory bodies, may adopt rules, regulations or policies that may affect our business. We cannot predict the impact of such legislative actions on our operations. The following description of certain regulatory factors does not purport to be a complete summary of all present and proposed legislation and regulations pertaining to our operations.

Decreases in Demand for Traditional Paging and Advanced Messaging Services

     Traditional Paging Services — We continue to experience significant decreases in traditional paging subscribers. We believe that the demand for traditional paging services has decreased industry-wide over the past two years and will continue to decline for the foreseeable future. Because of the fixed costs necessitated to operate our paging infrastructure, subscription cancellations cannot be fully offset by expense reductions and therefore would adversely impact our cash flows. While we will make efforts to replace lost subscribers, the marketing and other expenses associated with adding subscriptions is high and could adversely affect our cash flow in the short-term if the replacement efforts are successful and in the longer term if they are not successful.

     Advanced Messaging Services — We also continue to experience decreases in the number of subscribers receiving advanced messaging services. We believe that the demand for such services will continue to be challenged by our continued focus of our financial resources away from the leasing of advanced messaging products and due to technological developments of competitive wireless messaging products using communication protocols not presently accessible or available to Metrocall. Our ability to provide advanced messaging services is dependent on our ability to maintain operation of the WebLink network that we acquired and on our success in replacing Motorola, Inc. as the device manufacturer of the Reflex25 device. We believe that based on recent demand we have a sufficient supply of advanced messaging devices through at least early 2004. Our advanced messaging results could be affected in future periods if there is delay in bringing new products to market or if their cost is prohibitive.

Satellite Transmission Failures — Metrocall’s ability to deliver paging and messaging services could be interrupted if satellite failures occur.

     Metrocall transmits a majority of its paging traffic through its satellite facility in Stockton, California. However, we also rely on satellite facilities operated by other companies to control many of the transmitters on our nationwide and wide-area networks. We also use land-based communications facilities such as microwave stations and landline telephone facilities to connect and control the paging base station transmitters in our networks. The failure or disruption of transmissions by these satellites and other facilities could disrupt our paging and messaging services and impair our results of operations and adversely affect our ability to retain or gain more subscribers and sustain or increase revenues.

Cost Containment and Reduction

     As a result of the cost reduction plan, we have reduced our operating expenses. We expect to identify further areas of cost savings and efficiencies. We believe that additional cost reduction opportunities are available as the size of our customer base no longer warrants the continuation of such expenditures. We continue to review our technical infrastructure costs; inventory fulfillment and customer service provisioning; selling and marketing and general and administration functions for such savings. We can provide no assurances that the amount of cost reductions recognized in our business will continue at the same level as we experienced.

Financial Condition and Liquidity

     Our ability to continue as a going concern is dependent upon several factors, including, but not limited to our ability to (i) generate sufficient cash flows to meet our obligations; (ii) continue to obtain uninterrupted supplies and services from our vendors; (iii) retain employees; and (iv) reduce operating expenses.

     Our liquidity position is influenced by the timing of accounts receivable collections and disbursements to vendors and employees. We invoice approximately 85% of our customers monthly in advance of providing our services and our days receivables outstanding averaged 45 days. Employee salaries are paid on a bi-weekly basis and commission payments are paid monthly in arrears. Payments to telecommunication providers and facility and site landlords are made on a monthly basis. We have customary trade terms with most of our vendors.

We will face challenges in integrating WebLink’s assets and, as a result, may not realize any or all of the expected benefits of the acquisition.

     Our acquisition of WebLink’s assets created potential risks, such as the difficulty of integrating the operations, technology and personnel of the combined operations; the disruption of our ongoing business, including loss of management focus on existing businesses; problems retaining key technical and managerial personnel; and additional expenses of acquired businesses. We may not succeed in addressing these risks and our failure to do so may cause us not to realize any or all of the anticipated benefits of the merger. Our failure to do so may have a material adverse effect on our business, financial conditions and operating results.

Dependence on Key Management Personnel — If Metrocall is unable to retain key management personnel, it might not be able to find suitable replacements on a timely basis and its business operations might be adversely affected.

     Our existing operations and our ability to achieve our goals to maximize free cash flows are dependent to a significant extent upon the efforts and abilities of certain key individuals, including our President and Chief Executive Officer, Vincent D. Kelly. Mr. Kelly has substantial expertise and experience in the paging and messaging industry, knows the intricacies of our business operations and is responsible for the development and implementation of our current business strategy. We have an employment contract with Mr. Kelly, which includes a two-year non-compete for a termination of employment for any reason. We do not carry “key man’’ life insurance on any senior executive. If we are unable to retain Mr. Kelly or lose his services, it is unlikely we could find someone to replace him that would have the same degree of expertise, experience, knowledge and insight into the industry and the business operations. Even if we could find a replacement, our business would be impaired from the disruption associated with changes in management.

Series A Redeemable Preferred Stock

     On September 30, 2003, we had approximately 4.2 million shares of Preferred Stock outstanding with a total redemption preference of approximately $46.7 million. The outstanding Preferred Stock, irrespective of the number of shares issued and outstanding, is entitled to 95% of the votes generally on all matters that may be brought to Metrocall’s stockholders including the election of directors until such time as all of the Preferred Stock shall be redeemed. Each holder of shares of Preferred Stock is entitled to cast the number of votes equal to his pro rata portion of all votes to be cast by holders of Preferred Stock. We are required to redeem all shares of Preferred Stock no later than December 31, 2006.

     We are required to redeem shares of Preferred Stock, together with any and all unpaid accrued dividends to the redemption date on a quarterly basis by an amount equal to 100% of Unrestricted Cash over $10.0 million. The term “Unrestricted Cash” is defined as cash on hand with Metrocall Holdings, Inc, Metrocall, Inc. and Metrocall USA, Inc. excluding (i) cash necessary to make distributions pursuant to the Plan of Reorganization or to establish reserves as may be required or permitted under the Plan of Reorganization or otherwise appropriate or (ii) cash encumbered by permitted liens. Such requirements reduce cash available for general corporate purposes.

Our Charter and Bylaws Contain Provisions that May Prevent Transactions that Could Be Beneficial to Stockholders

     Our charter and bylaws restrict certain actions by our stockholders. For example:

•	Our stockholders can act at a duly called annual or special meeting, but they may not act by written consent unless such consent is unanimous;

•	Special meetings can only be called by the chairman, a majority of the directors in office or not less than 35% of the votes generally on all matters that may be brought to Metrocall’s stockholders including the election of directors; and

•	Stockholders also must give advance notice to the secretary of any nominations for director or other business to be brought by stockholders at any stockholders’ meeting.

     In addition, Metrocall is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (“DGCL”). Section 203 provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (referred to in this prospectus as an Interested Stockholder) but less than 85% of such stock may not engage in certain business combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such time the corporation’s Board of Directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the business combination is approved by the corporation’s Board of Directors and is authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Restrictions in our charter, bylaws and DGCL could prevent changes in our management and discourage, delay or prevent a merger, tender offer or proxy contest, even if the events could be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our Common Stock.

     In addition, our Certificate of Incorporation authorizes our Board of Directors to issue from time to time and without further stockholder action, one or more series of Preferred Stock, and to fix the relative rights and preferences of the shares. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to our other stockholders or otherwise adversely affect their rights and powers, including voting rights. Moreover, the issuance of preferred stock may make it more difficult or may discourage another party from acquiring voting control of us.

We may be unable to protect our trademarks and other intellectual property rights.

     We believe that our trademarks and service marks are important to our success and our competitive position due to their name recognition with our customers. There can be no assurance that the actions we have taken to establish and protect our trademarks and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks, service marks and proprietary rights of others. Also, others may assert rights in, or ownership of, our trademarks and other proprietary rights, and we may be unable to successfully resolve those types of conflicts to our satisfaction.

Tax Benefits

     As of December 31, 2002, we had tax net operating losses of approximately $40.0 million. The net operating losses do not expire until years 2017 through 2023. In addition, we are entitled to deductions for depreciation and amortization with respect to certain of our assets. Our ability to use these tax attributes to offset future taxable income may be subject to certain limitations, or may be challenged by the Internal Revenue Service.

     In addition, if we experience a change in ownership, as defined in sections 382 and 383 of the Internal Revenue Code, after October 8, 2002, the Effective Date of bankruptcy reorganization plan, we would be unable to utilize any tax net operating losses that were available as of the date of the change in ownership, as well as certain future depreciation and amortization deductions, to offset the taxable income we generate subsequent to the change in ownership. Generally, a change in ownership will occur if a cumulative change in ownership of more than 50% occurs. The cumulative change in ownership is a measurement of the change in ownership of our Preferred and Common Stock held by those stockholders owning 5% or more of combined value of such equity (“Five-Percent Shareholder”). In general, it will equal the aggregate of any increases in the percentage of combined value owned by each Five-Percent Shareholder over the lowest percentage of ownership by each of them during the three prior years, but not prior to October 8, 2002, the Effective Date of our plan.

     If the deductions associated with our tax attributes are insufficient to offset future taxable income, we would likely generate taxable income and would be required to make current income tax payments. Any such payments would reduce our cash available to redeem shares of Preferred Stock or cash available for general corporate purposes.

     Our Certificate of Incorporation contains provisions that requires our Board of Directors to approve of any transfers of preferred or Common Stock of a Five-Percent Shareholder or that would result in a person becoming a Five-Percent Shareholder through at least January 1, 2004. In July 2003, our Board of Directors informed each stockholder known to be a Five-Percent Shareholder, that the Board of Directors will not approve of any transfers of preferred or Common Stock by any holder owning 5% or more of the stock until at least January 1, 2004, excluding redemption of shares of Preferred Stock undertaken by Metrocall in 2003.

     On September 24, 2003, our stockholders’ approved an amendment to our Certificate of Incorporation, which changed the Restriction Release Date (as defined in the Certificate) from October 8, 2004 to January 1, 2004, reducing the duration of the restrictions on transfer. In connection with this reduction, the amendment permits the Board of Directors to extend the Restriction Release Date to a date determined by the board in its sole discretion, but in no event later than October 8, 2004. The amendment is intended to provide the Board of Directors with flexibility to permit transfers by Five-Percent Shareholders prior to the original Restriction Release Date without the need for board approval of each transfer.

Risks Related to this Offering

Our share price may be volatile and could decline substantially.

     The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our Common Stock to decline following this offering, including:

•	periodic variations in the actual and anticipated financial results of our business or other companies in the paging industry;

•	downward revisions in securities analyst’s estimates;

•	material announcements by us or our competitors;

•	public sales of a substantial number of common shares following this offering; and

•	adverse changes in general market conditions or economic trends.

If our quarterly results are below the expectations of securities market analysts and investors, the price of our Common Stock may decline.

     Many factors may affect our business, financial condition and results of operations, and this makes the prediction of our financial results difficult. These factors include:

•	delay in bringing in new products to market or if their cost is prohibitive;

•	weather conditions that may affect the operations of our network;

•	general economic and industry conditions; and

•	the actions of our competitors.

     In the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. If we become involved in a securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources, thus harming our business.

Shares eligible for public sale after this offering could adversely affect our stock price.

     The market price for our Common Stock could decline as a result of sales by our existing stockholders of a large number of shares of our Common Stock in the market after this offering or the perception that such sales may occur. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Of the estimated 5,586,160 shares that will be outstanding following the completion of this offering:

•	all shares of Common Stock offered under this prospectus generally will be freely tradable in the public market;

•	410,000 shares will be eligible for issuance under our existing stock option plans, which shares we anticipate will be freely tradable once issued;

•	up to 38,840 shares of Common Stock reserved for issuance to satisfy certain unpaid claims in connection with our emergence from Chapter 11 proceeding on October 8, 2003 will be freely tradable upon issuance;

•	25,000 shares offered under this prospectus will be freely tradable upon exercise of the Warrant for 25,000 Warrant Shares; and

•	Up to 100,000 shares offered under this prospectus will be freely tradable upon vesting and exercise of the Warrant for 125,000 Warrant Shares.

Use of Proceeds

     We will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution.”

Selling Stockholders

     The following table sets forth certain information known to us with respect to the ownership of our Common Stock as of December 15, 2003, and as adjusted to reflect the sale of Common Stock offered by each selling stockholder known to us to own our Common Stock. The table sets forth information for each selling stockholder as follows:

(1)	The name of the selling stockholder;

(2)	The number of shares and the percentage of Common Stock the selling stockholder beneficially owns before this offering;

(3)	The number of shares of Common Stock the selling stockholder may sell under this prospectus; and

(4)	Assuming the selling stockholder sells all the shares that he, she or it may sell under this prospectus, the number of shares and the percentage of Common Stock the selling stockholder will beneficially own after completion of the offering.

     To prevent dilution to the selling stockholders, pursuant to Rule 416 under the Securities Act, the numbers in the table below may change if additional shares of Common Stock become issuable upon exercises of the Warrants to prevent dilution resulting from stock splits, stock dividends or similar events involving our Common Stock. The number of shares beneficially owned by the selling stockholders is determined under rules promulgated by the SEC, and it not necessarily indicative of beneficial ownership for any other purpose. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information.

     Some of the selling stockholders may distribute their shares, from time to time, to partners, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him by gift or transfer, and upon any such transfer the transferee could have the same right of sale as the selling stockholder.

Number of
	Shares Beneficially		Shares	Shares Beneficially
	Owned Prior to		Being	Owned After
Name of Selling Stockholder	Offering(1)(2)		Offered	Offering(2)(3)

	Number	Percent		Number	Percent

WebLink Wireless I, L.P. (4)	625,000	11.44%	625,000	0	0

(1)	As of December 15, 2003, WebLink Wireless I, L.P., a Texas limited partnership (“WebLink LP”), was the direct owner of 500,000 shares of our Common Stock, an immediately exercisable Warrant to purchase 25,000 shares of our Common Stock and a Warrant to purchase, subject to vesting, an additional 100,000 shares of our Common Stock.

(2)	Based on 5,461,160 shares of Common Stock outstanding as of December 17, 2003.

(3)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of Common Stock pursuant to this offering. The selling stockholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all of the shares they are allowed to sell under this prospectus. Because the selling stockholders may offer all or some of the shares of Common Stock pursuant to this offering, we cannot estimate the number of shares of Common Stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(4)	According to a Schedule 13D filed by Leucadia National Corporation (“Leucadia”), and its subsidiaries, WebLink Wireless, Inc. (“WebLink Inc.”) and WebLink LP, on November 26, 2003 (“Schedule 13D”), WebLink Inc. is a Delaware corporation and the general partner of WebLinkLP; Leucadia is a New York corporation that holds approximately 80.2% of the outstanding stock of WebLink Inc. Approximately 26.5% of the common shares of Leucadia outstanding at November 12, 2003 (including shares issuable pursuant to currently exercisable warrants) is beneficially owned (directly and through family members) by Ian M. Cumming, Chairman of the Board of Directors of Leucadia, and Joseph S. Steinberg, a director and President of Leucadia (excluding an additional 1.6% of the common shares of Leucadia beneficially owned by trusts for the benefit of Mr. Steinberg’s children, as to which Mr. Steinberg disclaims beneficial ownership). Private charitable foundations independently established by each of Messrs. Cumming and Steinberg each beneficially own less than one percent of the outstanding common shares of Leucadia. For purposes of the 13D, each of WebLink Inc., Leucadia, Mr. Cumming and Mr. Steinberg may be deemed to share voting and dispositive power with respect to the shares of our Common Stock and the immediately exercisable Warrant to purchase 25,000 shares of our Common Stock (“Shares Reported on Schedule 13D”), each owned as of record by WebLink LP, and therefore each of WebLink Inc., Leucadia, Mr. Cumming and Mr. Steinberg may be deemed to be a beneficial owner of the Shares Reported on the 13D.

Plan of Distribution

     We are registering 625,000 shares of our Common Stock, including 125,000 shares of Common Stock issuable pursuant to the Warrants to purchase our Common Stock held by the selling security holders, to permit secondary trading of such shares by the holders thereof. As used in this prospectus, “selling security holders” includes the selling security holder named above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

     We will bear all costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares of our common stock covered hereby. The selling security holders will bear all commissions and discounts, if any, attributable to sales of the shares. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     The selling security holders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all of the shares they are allowed to sell under this prospectus. The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling security holders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The selling security holders may sell their shares at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling security holders in one or more types of transactions, which may include:

•	one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	on the Nasdaq SmallCap Market or on any other national securities exchange or quotation service on which our Common Stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through distributions to creditors and equity holders of the selling stockholders, or

•	any combination of the foregoing, or any other available means allowable under applicable law.

     Additionally, the selling security holders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling security holders. The selling security holders also may sell shares short and redeliver shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling security holders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

     The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in the resales.

     In connection with sales of our Common Stock covered hereby, the selling security holders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Accordingly, any profits realized by the selling security holders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the selling security holders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to selling security holders for the purpose of satisfying the prospectus delivery requirements. Pursuant to registration agreement entered into by us and the selling security holders, we and the selling security holders have agreed to indemnify each other against certain liabilities arising under the Securities Act of 1933 in connection with the registration of shares of Common Stock being offered by the selling security holders.

     In addition, any shares of a selling security holder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

     The selling security holders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Common Stock by the selling security holders. These restrictions may affect the marketability of such shares.

     In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

     To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such selling security holder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction. We have agreed to keep this registration statement current and effective until the earlier of (i) the date on which selling security holders may immediately sell all of the shares covered by this prospectus without volume limitation restrictions pursuant to Rule 144(k) of the Securities Act of 1933 or (ii) the date on which (A) selling security holders shall have sold all the shares covered by this prospectus, and no more shares are issuable pursuant to the Warrants, and (B) none of the Warrants are outstanding.

Legal Matters

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for Metrocall by Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York. Certain legal matters relating to telecommunications regulations will be passed upon for Metrocall by Venable LLP, 575 7th Street, NW, Washington, D.C.

Experts

     The consolidated financial statements of Metrocall at December 31, 2002, and the consolidated financial statements and financial statement schedule for the periods from January 1, 2002 through October 7, 2002, and October 8, 2002 through December 31, 2002, appearing in Metrocall’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Metrocall Holdings, Inc.

625,000 Shares
Common Stock

PROSPECTUS

December [ __ ], 2003

-i-

Part II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC Registration Fee	$
Accounting fees and expenses
Legal fees and expenses
Miscellaneous
Total	$

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Company maintains a standard from of directors’ and officers’ liability insurance policy, which provides coverage to the directors and officers of the Company for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 16. Exhibits.

Exhibit
Number	Notes	Description

2.1	(1)	Asset Purchase Agreement dated as of November 18, 2003.
4.1	(*)	Form of Common Stock Purchase Warrant, Dated November 18, 2003.
4.2	(*)	Form of Common Stock Purchase Warrant, Dated November 18, 2003.
4.3	(*)	Registration Right Agreement, dated as of November 18, 2003, by and between Metrocall Holdings, Inc. and WebLink Wireless I, L.P.
5.1	(*)	Opinion of Schulte Roth & Zabel LLP.
23.1	(*)	Consent of Ernst & Young LLP.
23.2	(2)	Statement regarding Predecessor Auditor Arthur Andersen, LLP
23.3	(3)	Consent of Schulte Roth & Zabel LLP
24.1	(4)	Power of Attorney

(*)	Filed herewith.

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 21, 2003.

(2)	Omitted pursuant to Rule 437a. The consolidated financial statement of the Registrant as of December 31, 2001 and for the years ended December 31, 2001 and 2000 incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants (“AA”). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to filed the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in this Registration Statement by reference.

(3)	Included in Exhibit 5.1.

(4)	Included on page II-5 of this Form S-3.

Item 17. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act:”), (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this Registration Statement.

     (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned Registrant hereby undertakes that:

     (1)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2)    for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Alexandria, State of Virginia, as of December 18, 2003.

METROCALL HOLDINGS, INC

By:	/s/ Vincent D. Kelly
Vincent D. Kelly
President & Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent D. Kelly his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 18th day of December, 2003.

Name and Signature	Title	Date

/s/ Vincent D. Kelly Vincent D. Kelly	President/ Chief Executive Officer	December 18, 2003

/s/ Royce Yudkoff Royce Yudkoff	Director	December 18, 2003

/s/ Eugene I. Davis Eugene I. Davis	Director	December 18, 2003

/s/ Brian O’Reilly Brian O’Reilly	Director	December 18, 2003

/s/ Steven D. Scheiwe Steven D. Scheiwe	Director	December 18, 2003

/s/ David J. Leonard David J. Leonard	Director	December 18, 2003

/s/ Nicholas A. Gallapo Nicholas A. Gallapo	Director	December 18, 2003

INDEX TO EXHIBITS

2.1	Asset Purchase Agreement dated as of November 18, 2003. (1)
4.1	Form of Common Stock Purchase Warrant, Dated November 18, 2003. (*)
4.2	Form of Common Stock Purchase Warrant, Dated November 18, 2003. (*)
4.3	Registration Rights Agreement, dated as of November 18, 2003, by and between Metrocall Holdings, Inc. and WebLink Wireless I, L.P. (*)
5.1	Opinion of Schulte Roth & Zabel LLP. (*)
23.1	Consent of Ernst & Young LLP. (*)
23.2	Statement regarding Predecessor Auditor Arthur Andersen, LLP. (2)
23.3	Consent of Schulte Roth & Zabel LLP. (3)
24.1	Power of Attorney (included on page II-5 of this Form S-3). (4)

(*)	Filed herewith.

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 21, 2003.

(2)	Omitted pursuant to Rule 437a. The consolidated financial statement of the Registrant as of December 31, 2001 and for the years ended December 31, 2001 and 2000 incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants (“AA”). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to filed the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in this Registration Statement by reference.

(3)	Included in Exhibit 5.1.

(4)	Included on page II-5 of this Form S-3.